Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 2-79977, 2-79978, 33-49676, 333-104597, 333-106967, and 333-107841 on Form S-8 of Walgreen Co. and subsidiaries (the "Company") of our report dated October 6, 2003, appearing in and incorporated by reference in this Annual Report on Form 10-K of the Company for the year ended August 31, 2003.

/s/Deloitte & Touche LLP
Chicago, IL
November 17, 2003